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                                                                    Exhibit 10.8

                         SEVERANCE AGREEMENT AND RELEASE

         This Agreement made this 4th day of December, 2002, and effective January 2, 2003, by and between RICHARD L. MEARES ("Executive") and KEYSTONE SAVINGS BANK, a Pennsylvania Mutual Savings Bank with headquarters at 90 Highland Avenue, Bethlehem, Pennsylvania 18017 ("Keystone"), is based upon the following:

                            Relevant Background Facts

         A. Executive currently serves as Executive Vice President and Chief Operating Officer of Keystone and its affiliated and subsidiary corporations.

         B. Keystone is a Pennsylvania chartered mutual savings bank operating in the greater Lehigh Valley Region of Pennsylvania.

         C. Executive and Keystone have come to agreements in principle with respect to Executive's severance from Keystone, the resignation of his positions therefrom and the terms and conditions under which he would receive certain severance benefits. It is the intention of Executive and Keystone (and sometimes the "Parties") to memorialize the terms of that agreement in principle in the following:

                                    Agreement

         1. Incorporation. The Relevant Background Facts stated above are incorporated herein by reference as if fully stated herein.

         2. Resignation. Executive agrees and acknowledges that effective January 2, 2003 ("Severance Date"), he shall resign as Executive Vice President and Chief Operating Officer of Keystone. Said resignation shall include any and all positions with Keystone's affiliated or subsidiary corporations and entities as well as Keystone's Board and the boards of such affiliated or subsidiary corporations and entities, all as enumerated on Schedule A attached hereto.

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         3. Compensation During Severance Period. Executive shall be entitled to receive Severance Period compensation ending December 31, 2004, payable in installments through that date, as shown on Schedule B attached hereto.

         4. Severance Period Benefits: In addition to the Severance Period compensation stated above for Executive during the Severance Period, Executive shall be entitled to participate in Keystone's Qualified and Non-qualified Plans as stated and limited on Schedule C attached hereto.

         5. Board's Powers and Liabilities: The Board shall have the full power and authority to interpret and administer the Senior Management Variable Compensation Plan (SMVCP). Provided it is in good faith, the Board's interpretations and construction of any provision or action taken under the SMVCP, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the SMVCP unless attributable to the member's willful misconduct or lack of good faith.

         6. Limited Release: In consideration of the benefits described in this Agreement which are of greater value and/or duration than Executive would normally be entitled upon the termination of his employment, Executive, on behalf of himself, his heirs, executors, administrators, agents, representatives and assigns, hereby forever releases Keystone Savings Bank, and its respective officers, directors, trustees, shareholders, owners, employees, supervisors, agents, representatives, predecessors, successors and assigns ("Released Parties"), from any and all claims, demands, suits or causes of action of any nature whatsoever, whether known or unknown, relating in any way to his employment with Keystone and the termination thereof, including without limitation claims under Title VII of the Civil Rights Act of 1964, the

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Age Discrimination in Employment Act, the Older Workers Benefit Protection Act,
the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and all other federal, state or local laws, claims for breach of contract, claims for wrongful discharge, claims for emotional distress, defamation, fraud, misrepresentation or other personal injury, claims for unpaid compensation, claims relating to benefits, claims for attorneys' fees and costs, and claims under any federal, state, or local law or cause of action concerning employment, which have arisen as of the date this Agreement is signed by him; provided, however, that this release shall not, in any manner, be construed to be applicable to: (i) any claims for breach of the terms of this Agreement; or (ii) any claims for breach of the terms of any Qualified or Non-qualified Plan of which Keystone is the sponsor.

         7. Non-Solicitation Covenant. Executive agrees that during the Severance Period and thereafter for a period of one (1) year he will not solicit for employment any then-current employee of Keystone Savings Bank or any of its affiliated entities, nor will he attempt, in any manner, to encourage or cause any then-current employee of Keystone Savings Bank or its affiliated entities to terminate his or her employment relationship with Keystone Savings Bank or its affiliated entities. Executive understands and agrees that any violation of this section shall constitute and be treated as a material breach of this Agreement.

         8. Non-Disparagement. The parties agree that they shall not communicate, either orally or in writing, or by conduct, any negative, adverse or derogatory information, facts, opinions or beliefs concerning each other. Executive further agrees that he will not engage in any activities that will serve to undermine the management and/or disrupt the operation of

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Keystone Savings Bank or its affiliated entities. Executive understands and agrees that any violation of this section shall constitute and be treated as a material breach of this Agreement.

         9. Binding Effect. The Agreement shall be binding upon and inure to the benefit of Keystone, its successors and assigns, and to the Executive and his heirs, executors, administrators, and legal representatives. All of Keystone's obligations under this Agreement shall survive in the event of Executive's death and shall be owed to Executive's estate or beneficiaries, as the case may be.

         10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. Venue for any action brought under this Agreement shall lie only in the Northampton County Court of Common Pleas or the United States District Court for the Eastern District of Pennsylvania.

         11. Compliance with Code, Etc. The Parties intend that this Agreement comply with the provisions of the Internal Revenue Code, as amended, and Regulations in effect interpreting the Code. If, at a later date, the laws of the United States or the Commonwealth of Pennsylvania are construed in such a way as to make this Agreement or a provision thereof null and void, the Agreement or provision in question shall be construed in a manner that best carries out the Parties' purposes and intentions.

         12. Severability. If the Internal Revenue Service shall at any time interpret this Agreement to be ineffective to defer the Executive's income, and that interpretation becomes final and unappealable, then only those amounts which would be treated as taxable income by the Service at the time of such final interpretation, shall be paid over to the Executive.

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         13. Entire Agreement. This Agreement supersedes all other agreements previously made between the Parties relating to its subject matter. There are no other understandings or agreements.

         14. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, return receipt requested, postage prepaid, addressed to Keystone or Executive at their last known addresses.

         15. Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         18. Confidentiality.

             A. Executive shall not, directly or indirectly, use or divulge to any third party any of Keystone's confidential information or materials disclosed or made available to Executive by reason of his employment with Keystone and not generally known to the public industry in which Keystone is engaged (collectively "Confidential Information"). The Confidential Information includes, without limitation: trade secrets and other information related to Keystone's practices in personnel, accounting, marketing, advertising, promotion, selling; customer know-how; and research.

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         B. All of the Confidential Information is a valuable asset of Keystone and is, will be and shall, at all times, remain the sole and exclusive property of Keystone.

         C. Executive shall, at all times, hold the Confidential Information secret.

         D. Executive shall immediately upon the Severance Date deliver or cause to be delivered to Keystone all of the Confidential Information in Executive's possession or control, as well as all other materials furnished to or acquired by Executive as a result of, or during the course of, Executive's employment by Keystone.

         E. The Parties agree that this Agreement, the discussions leading to this Agreement, the facts and circumstances underlying this Agreement and the terms and conditions of this Agreement are confidential and may not be disclosed in any manner to any third party, except in a proceeding to enforce the terms hereof or as required by law. Notwithstanding the foregoing, Keystone recognizes that Executive may disclose the terms of this Agreement to his immediate family members, attorneys, tax accountants and/or the Internal Revenue Service, the Pennsylvania Department of Revenue, and any local taxing authority and that either party may disclose this Agreement in response to a subpoena from a state or federal regulatory body. The Parties understand and agree that any violation of this section shall constitute and be treated as a material breach of this Agreement, unless such disclosure is compelled by Court Order, subpoena, or other legal process.

     19. Keystone recommends to Executive that he consult with legal counsel prior to executing this Agreement.

     20. Executive acknowledges that he has been given at least twenty-one (21) days from his receipt of this Agreement to consider whether or not to sign this Agreement. Executive

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agrees that if he signed this Agreement before the expiration of this twenty-one
(21) day period, he has done so voluntarily after consulting with counsel regarding this Agreement.

     21. Executive is aware that he may change his mind and revoke this Agreement at any time during the seven (7) day period immediately after the date upon which this Agreement is signed, in which case none of the provisions of this Agreement will have effect.

     22. The undersigned Chairman of Keystone's Executive Committee represents that he has been authorized by resolution of the Board to enter into this Agreement.

     IN WITNESS WHEREOF, Keystone has caused this Agreement to be executed by its duly authorized officers, and Executive hereunder has set his had and seal as of the date first above written.

ATTEST:                             KEYSTONE SAVINGS BANK

/s/ Christine J. Donchez            By /s/ Jeffrey Feather
-------------------------              --------------------------------------
                                            Jeffrey Feather, Chairman of the
                                            Executive Committee

WITNESS:

/s/ Michele A. Linsky               /s/ Richard L. Meares
-------------------------           -----------------------------------------
                                    Richard L. Meares

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                                   SCHEDULE A

        Positions with Affiliated or Subsidiary Corporations and Entities

Keystone of the Lehigh Valley, Inc.
      President and Director

Keystone Lehigh Valley Investments, Inc.
      None

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                                   SCHEDULE B

                          Severance Period Compensation

On January 3, 2003: $218,876

On January 3, 2004: $218,876

On March 3, 2003, a lump sum payment of any bonus earned by Executive under Keystone's Senior Management Variable Compensation Plan for the fiscal year ending December 31, 2002. The Executive's bonus under this Plan shall be calculated on the same basis as that of the Chief Executive Officer and Chief Financial Officer.

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                                   SCHEDULE C

                      Executive's Severance Period Benefits

1.   No Fringe Benefits

2.   Qualified Defined Benefit Pension Plan Participation through December 31,
     2004

3. 50% matching of Executive's (S) 401(k) contributions to Keystone's (S) 401(k) Plan on the date of each lump sum installment shown on Schedule B, up to the maximum permitted by the Plan. In the event Executive is determined to be ineligible to make such contributions, Keystone will pay an amount equal to the matching payment directly to Executive, which payment shall be made at the same time as the lump sum payment set forth on Schedule B.

4.   Non-qualified Plans:

     (a) Supplemental Executive Retirement Plan ("SERP"): On January 3, 2003, Keystone will contribute Twelve Thousand Two Hundred Sixty-five and 00/100 ($12,265.00) Dollars to Executive's SERP and shall make no payment thereafter.

     (b) Performance Unit Plan: Participation through December 31, 2002. Vesting shall be accelerated as of the Severance Date such that all Units credited to the Account of Executive for services through December 31, 2002, shall be 100% vested and he shall not be entitled to any further Units under the Performance Unit Plan. Payment shall be accelerated to March 1, 2005; provided, however, that the Valuation Date as defined in the Performance Unit Plan shall be December 31, 2004.

5. Keystone will pay for executive outplacement services on behalf of Executive with an executive outplacement firm of Executive's choice up to a maximum of Eighteen Thousand ($18,000.00) Dollars.

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